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                                                                     EXHIBIT 3.3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               EMRISE CORPORATION

         FIRST: The present name of the corporation (hereinafter called the "Corporation" or the "Company") is EMRISE CORPORATION, the name under which the corporation was originally incorporated is CXR CORP., and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is July 14, 1989.

         SECOND: The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled RESTATED CERTIFICATE OF INCORPORATION OF EMRISE CORPORATION, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

         THIRD: The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                     "RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               EMRISE CORPORATION

         FIRST: The name of the Corporation is EMRISE CORPORATION.

         SECOND: The address of the Corporation's registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares of all classes of capital stock which the Company has the authority to issue is sixty million (60,000,000), which is divided into two classes as follows:

                  Fifty Million (50,000,000) shares of Common Stock ("Common Stock") with a par value of 1/3 cent per share, and

                  Ten Million (10,000,000) shares of Preferred Stock ("Preferred Stock") with a par value of $.01 per share.

                  The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Preferred Stock is as follows:





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                  (1)      Issuance in Series.

                           Shares of Preferred Stock may be issued in one or
more series at such time or times, and for such considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Article FOURTH.

                  (2)      Authority of the Board with Respect to Series.

                           The Board of Directors is authorized, at any time and
from time to time, to provide for the issuance of the shares of Preferred
Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

                           (i) The number of shares constituting that series and
the distinctive designation of that series;

                           (ii) The dividend rate or rates on the shares of that
series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (iii) Whether that series shall have voting rights,
in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                           (iv) Whether that series shall have conversion
privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (v) Whether or not the shares of that series shall be
redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (vi) Whether that series shall have a sinking or
retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

                           (vii) The rights of the shares of that series in the
event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

                           (viii) Any other preferences, privileges and powers,
and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and are not inconsistent with the provisions of this Certificate of Incorporation.

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                  (3)      Dividends.

                           Dividends on outstanding shares of Preferred Stock
shall be paid or declared and set apart for payment in accordance with their respective preferential and relative rights before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

                  (4)      Liquidation.

                           If upon any voluntary or involuntary liquidation,
dissolution or winding up of the Company, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                  (5)      Reacquired Shares.

                           Shares of Preferred Stock which have been issued and
reacquired in any manner by the Company (excluding, until the Company elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

                  (6)      Voting Rights.

                           Shares of Preferred Stock shall each have the number
of votes provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, or as otherwise required by law. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

         FIFTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article Fifth shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

         SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

                  (a) The Board of Directors shall have the power to adopt, amend or repeal bylaws of the Corporation.

                  (b) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

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                  (c) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to merge, sell its assets and take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         SEVENTH: Intentionally Omitted.

         EIGHTH: (a) Classification of Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 1990 directors of the first class shall elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

                           (b) Removal for Cause. Notwithstanding any other
provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director, or the entire Board of Directors of the Corporation may be removed at any time, but only for cause.

                           (c) Amendment or Repeal. The provisions set forth in
this Article Eighth may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock of the Corporation.

         NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders. This Articles Ninth may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock of the Corporation."

         Executed on this 8th day of December, 2004.

                                      /S/ RANDOLPH D. FOOTE
                                      ------------------------------------------
                                      Randolph D. Foote, Chief Financial Officer

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